Exhibit 16.1 Letter on change of certifying accountant

Stan J.H. Lee, CPA
2160 North Central Rd, Suite 209 * Fort Lee * NJ 07024
P.O. Box 436402 * San Diego * CA * 92143-6402
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

August 22, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Stan J.H. Lee, CPA (Stan Lee) was previously principal accountant for China Liaoning Dingxu Ecological Agriculture Development, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2011 and 2010 . We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 22 , 2012, and agree with such statements.

Very truly yours,

_________________
Stan J.H. Lee, CPA
August 22, 2012

Fort Lee, NJ